Exhibit 99

Snap-on Announces Fourth Quarter and Full Year 2023 Results

Diluted EPS of $4.75 for the quarter represents a gain of 7.5% from Q4 2022;
Sales of $1,196.6 million up 3.5% from Q4 2022, organic sales up 2.2%;
Operating margin before financial services of 21.6% compares to 21.5% in Q4 2022

KENOSHA, Wis.--(BUSINESS WIRE)--February 8, 2024--Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks, today announced 2023 operating results for the fourth quarter and full year.

  Net sales of $1,196.6 million in the fourth quarter of 2023 represented an increase of $40.7 million, or 3.5%, from 2022 levels, reflecting a $26.1 million, or 2.2%, organic gain, $5.5 million of acquisition-related sales, and $9.1 million of favorable foreign currency translation.
  Operating earnings before financial services for the quarter of $257.9 million compared to $248.0 million in 2022. As a percentage of net sales, operating earnings before financial services were 21.6% in the fourth quarter compared to 21.5% last year.
  Financial services revenue in the quarter of $97.2 million compared to $88.3 million in 2022; financial services operating earnings of $67.9 million compared to $63.9 million last year.
  Consolidated operating earnings for the quarter of $325.8 million, or 25.2% of revenues (net sales plus financial services revenue), compared to $311.9 million, or 25.1% of revenues, last year.
  The fourth quarter effective income tax rate was 21.4% in 2023 and 22.0% in 2022.
  Net earnings in the quarter of $255.3 million, or $4.75 per diluted share, compared to net earnings of $238.9 million, or $4.42 per diluted share, a year ago.
  Full year net sales of $4,730.2 million in 2023 represented an increase of $237.4 million, or 5.3%, from 2022 levels, reflecting a $250.7 million, or 5.6%, organic gain and $5.5 million of acquisition-related sales, partially offset by $18.8 million of unfavorable foreign currency translation. Full year net earnings of $1,011.1 million compared to net earnings of $911.7 million last year, and diluted earnings per share of $18.76 represented an increase of 11.5% from $16.82 per diluted share in 2022.

See “Non-GAAP Measures” below for a definition of, and further explanation about, organic sales.

“We’re encouraged by our 2023 performance which reflects steadfast progress along both our runways for growth and our runways for improvement, and aligns with our ongoing, longer-term expectations for sales and operating income expansion, all achieved against the significant variation and turbulence that mark the commercial arenas of today,” said Nick Pinchuk, Snap-on chairman and chief executive officer. “In the fourth quarter, our businesses serving critical industries demonstrated continuing positive momentum and the acquisition of Mountz, Inc. extended our product offering for this important customer segment where the need for precision is building and the penalty for failure is high. We’ve again leveraged our Snap-on Value Creation Processes to deliver profitability and earnings gains in an uncertain environment. While this quarter exhibited variability in some operations, we are confident in believing that the resilience of our markets, the substantial strength of our enterprise, and the considerable capabilities of our experienced teams will provide for further advancement in the periods to come. Finally, I want to thank our franchisees and our associates worldwide for their valuable contributions, for their unfailing dedication, and for their deep belief in our prospects as we move forward through 2024 and beyond.”

Segment Results - Fourth Quarter

Commercial & Industrial Group segment sales of $363.9 million in the quarter compared to $343.2 million last year, reflecting an $11.6 million, or 3.3%, organic gain, $5.5 million of acquisition-related sales, and $3.6 million of favorable foreign currency translation. The organic increase is primarily due to higher activity with customers in critical industries, partially offset by lower power tool volumes.

Operating earnings of $54.1 million in the period, including $1.4 million of unfavorable foreign currency effects, compared to $47.9 million in 2022. The operating margin (operating earnings as a percentage of segment sales) improved 90 basis points to 14.9% in the quarter from 14.0% last year.

Snap-on Tools Group segment sales of $513.3 million in the quarter compared to $542.7 million last year, reflecting a $31.0 million, or 5.7%, organic sales decline, partially offset by $1.6 million of favorable foreign currency translation. The organic decrease is due to lower activity in the U.S. operations, partially offset by higher sales in the segment’s international operations.

Operating earnings of $111.0 million in the period compared to $116.1 million in 2022. The operating margin of 21.6% compared to 21.4% a year ago.

Repair Systems & Information Group segment sales of $450.8 million in the quarter compared to $437.9 million last year, reflecting an $8.8 million, or 2.0%, organic sales increase and $4.1 million of favorable foreign currency translation. The organic gain includes higher activity with OEM dealerships and increased volumes of undercar equipment, partially offset by lower sales of diagnostic and repair information products to independent repair shop owners and managers.

Operating earnings of $113.3 million in the period compared to $110.6 million in 2022. The operating margin of 25.1% compared to 25.3% last year.

Financial Services operating earnings of $67.9 million on revenue of $97.2 million in the quarter compared to operating earnings of $63.9 million on revenue of $88.3 million a year ago. Originations of $303.1 million in the fourth quarter represented an increase of $3.4 million, or 1.1%, from 2022 levels.

Corporate expenses in the fourth quarter of $20.5 million compared to $26.6 million last year.

Outlook

We believe that our markets and our operations possess and have demonstrated continuing and considerable resilience against the uncertainties of the current environment. In 2024, Snap-on expects to make ongoing progress along its defined runways for coherent growth, leveraging capabilities already demonstrated in the automotive repair arena and developing and expanding its professional customer base, not only in automotive repair, but in adjacent markets, additional geographies and other areas, including extending in critical industries, where the cost and penalties for failure can be high. In pursuit of these initiatives, it is projected that capital expenditures in 2024 will be in a range of $100 million to $110 million.

Snap-on currently anticipates that its full-year 2024 effective income tax rate will be in the range of 22% to 23%.

Conference Call and Webcast on February 8, 2024, at 9:00 a.m. Central Time

A discussion of this release will be webcast on Thursday, February 8, 2024, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit https://www.snapon.com/EN/Investors/Investor-Events and click on the link to the call. The slide presentation accompanying the call can be accessed under the Downloads tab in the webcast viewer, as well as on the Snap-on website at https://www.snapon.com/EN/Investors/Financial-Information/Quarterly-Earnings.

Non-GAAP Measures

References in this release to “organic sales” refer to sales from continuing operations calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), adjusted to exclude acquisition-related sales and the impact of foreign currency translation. Management evaluates the company’s sales performance based on organic sales growth, which primarily reflects growth from the company’s existing businesses as a result of increased output, expanded customer base, geographic expansion, new product development and pricing changes, and excludes sales contributions from acquired operations the company did not own as of the comparable prior-year reporting period. Organic sales also exclude the effects of foreign currency translation as foreign currency translation is subject to volatility that can obscure underlying business trends. Management believes that the non-GAAP financial measure of organic sales is meaningful to investors as it provides them with useful information to aid in identifying underlying growth trends in the company’s businesses and facilitates comparisons of its sales performance with prior periods.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer, and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks including those working in vehicle repair, aerospace, the military, natural resources, and manufacturing. From its founding in 1920, Snap-on has been recognized as the mark of the serious and the outward sign of the pride and dignity working men and women take in their professions. Products and services are sold through the company’s network of widely recognized franchisee vans, as well as through direct and distributor channels, under a variety of notable brands. The company also provides financing programs to facilitate the sales of its products and to support its franchise business. Snap-on, an S&P 500 company, generated sales of $4.7 billion in 2023, and is headquartered in Kenosha, Wisconsin.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release may contain statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

For additional information, please visit www.snapon.com.

SNAP-ON INCORPORATED Condensed Consolidated Statements of Earnings (Amounts in millions, except per share data) (unaudited)

	Fourth Quarter		Full Year
	2023	2022	2023	2022

Net sales	$1,196.6	$1,155.9	$4,730.2	$4,492.8
Cost of goods sold	(619.0)	(595.2)	(2,381.1)	(2,311.7)
Gross profit	577.6	560.7	2,349.1	2,181.1
Operating expenses	(319.7)	(312.7)	(1,309.2)	(1,239.9)
Operating earnings before financial services	257.9	248.0	1,039.9	941.2

Financial services revenue	97.2	88.3	378.1	349.7
Financial services expenses	(29.3)	(24.4)	(107.6)	(83.7)
Operating earnings from financial services	67.9	63.9	270.5	266.0

Operating earnings	325.8	311.9	1,310.4	1,207.2
Interest expense	(12.5)	(12.0)	(49.9)	(47.1)
Other income (expense) – net	17.5	11.8	67.5	42.5
Earnings before income taxes	330.8	311.7	1,328.0	1,202.6
Income tax expense	(69.5)	(67.2)	(293.4)	(268.7)
Net earnings	261.3	244.5	1,034.6	933.9
Net earnings attributable to noncontrolling interests	(6.0)	(5.6)	(23.5)	(22.2)
Net earnings attributable to Snap-on Inc.	$255.3	$238.9	$1,011.1	$911.7

Net earnings per share attributable to Snap-on Inc.:
Basic	$4.84	$4.50	$19.11	$17.14
Diluted	4.75	4.42	18.76	16.82

Weighted-average shares outstanding:
Basic	52.7	53.1	52.9	53.2
Effect of dilutive securities	1.1	1.0	1.0	1.0
Diluted	53.8	54.1	53.9	54.2

SNAP-ON INCORPORATED Supplemental Segment Information (Amounts in millions) (unaudited)

	Fourth Quarter		Full Year
	2023	2022	2023	2022
Net sales:
Commercial & Industrial Group	$363.9	$343.2	$1,458.3	$1,399.2
Snap-on Tools Group	513.3	542.7	2,088.8	2,072.0
Repair Systems & Information Group	450.8	437.9	1,781.2	1,666.9
Segment net sales	1,328.0	1,323.8	5,328.3	5,138.1
Intersegment eliminations	(131.4)	(167.9)	(598.1)	(645.3)
Total net sales	1,196.6	1,155.9	4,730.2	4,492.8
Financial Services revenue	97.2	88.3	378.1	349.7
Total revenues	$1,293.8	$1,244.2	$5,108.3	$4,842.5

Operating earnings:
Commercial & Industrial Group	$54.1	$47.9	$226.1	$197.6
Snap-on Tools Group	111.0	116.1	493.8	458.7
Repair Systems & Information Group	113.3	110.6	433.2	393.3
Financial Services	67.9	63.9	270.5	266.0
Segment operating earnings	346.3	338.5	1,423.6	1,315.6
Corporate	(20.5)	(26.6)	(113.2)	(108.4)
Operating earnings	325.8	311.9	1,310.4	1,207.2
Interest expense	(12.5)	(12.0)	(49.9)	(47.1)
Other income (expense) – net	17.5	11.8	67.5	42.5
Earnings before income taxes	$330.8	$311.7	$1,328.0	$1,202.6

SNAP-ON INCORPORATED Condensed Consolidated Balance Sheets (Amounts in millions) (unaudited)

	Fiscal Year End
	2023	2022
Assets
Cash and cash equivalents	$1,001.5	$757.2
Trade and other accounts receivable – net	791.3	761.7
Finance receivables – net	594.1	562.2
Contract receivables – net	120.8	109.9
Inventories – net	1,005.9	1,033.1
Prepaid expenses and other assets	138.4	144.8
Total current assets	3,652.0	3,368.9

Property and equipment – net	539.3	512.6
Operating lease right-of-use assets	74.7	61.5
Deferred income tax assets	76.0	70.0
Long-term finance receivables – net	1,284.2	1,170.8
Long-term contract receivables – net	407.9	383.8
Goodwill	1,097.4	1,045.3
Other intangible assets – net	268.9	275.6
Pension assets	130.5	70.6
Other long-term assets	14.0	13.7
Total assets	$7,544.9	$6,972.8

Liabilities and Equity
Notes payable	$15.6	$17.2
Accounts payable	238.0	287.0
Accrued benefits	64.4	58.6
Accrued compensation	102.9	98.6
Franchisee deposits	73.3	73.8
Other accrued liabilities	447.4	436.4
Total current liabilities	941.6	971.6

Long-term debt	1,184.6	1,183.8
Deferred income tax liabilities	79.2	82.1
Retiree health care benefits	21.8	23.4
Pension liabilities	82.3	78.6
Operating lease liabilities	54.6	44.7
Other long-term liabilities	87.4	85.1
Total liabilities	2,451.5	2,469.3

Equity
Shareholders' equity attributable to Snap-on Inc.
Common stock	67.5	67.4
Additional paid-in capital	545.5	499.9
Retained earnings	6,948.5	6,296.2
Accumulated other comprehensive loss	(449.5)	(528.3)
Treasury stock at cost	(2,040.7)	(1,853.9)
Total shareholders' equity attributable to Snap-on Inc.	5,071.3	4,481.3
Noncontrolling interests	22.1	22.2
Total equity	5,093.4	4,503.5
Total liabilities and equity	$7,544.9	$6,972.8

SNAP-ON INCORPORATED Condensed Consolidated Statements of Cash Flows (Amounts in millions) (unaudited)

	Fourth Quarter
	2023	2022
Operating activities:
Net earnings	$261.3	$244.5
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	18.6	17.6
Amortization of other intangible assets	6.4	7.1
Provision for losses on finance receivables	16.5	12.8
Provision for losses on non-finance receivables	4.2	5.5
Stock-based compensation expense	13.3	8.4
Deferred income tax provision (benefit)	(2.2)	3.8
Gain on sales of assets	(0.4)	(0.1)
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other accounts receivable	(6.9)	(9.7)
Contract receivables	(6.1)	(0.5)
Inventories	44.3	(48.3)
Prepaid expenses and other assets	4.8	21.6
Accounts payable	(52.4)	(28.8)
Accruals and other liabilities	(4.5)	(23.3)
Net cash provided by operating activities	296.9	210.6

Investing activities:
Additions to finance receivables	(249.2)	(252.1)
Collections of finance receivables	207.0	204.8
Capital expenditures	(21.1)	(22.7)
Acquisitions of businesses, net of cash acquired	(42.6)	—
Disposals of property and equipment	1.2	0.7
Other	0.1	1.4
Net cash used by investing activities	(104.6)	(67.9)

Financing activities:
Net decrease in other short-term borrowings	(1.7)	(1.0)
Cash dividends paid	(98.0)	(86.0)
Purchases of treasury stock	(60.9)	(65.3)
Proceeds from stock purchase plan and stock option exercises	19.1	13.6
Other	(7.5)	(7.1)
Net cash used by financing activities	(149.0)	(145.8)

Effect of exchange rate changes on cash and cash equivalents	(1.1)	1.0
Increase (decrease) in cash and cash equivalents	42.2	(2.1)

Cash and cash equivalents at beginning of period	959.3	759.3
Cash and cash equivalents at end of year	$1,001.5	$757.2

Supplemental cash flow disclosures:
Cash paid for interest	$(8.4)	$(8.4)
Net cash paid for income taxes	(76.4)	(73.8)

SNAP-ON INCORPORATED Condensed Consolidated Statements of Cash Flows (Amounts in millions) (unaudited)

	Full Year
	2023	2022
Operating activities:
Net earnings	$1,034.6	$933.9
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	72.2	71.5
Amortization of other intangible assets	27.1	28.7
Provision for losses on finance receivables	57.2	37.7
Provision for losses on non-finance receivables	19.2	16.8
Stock-based compensation expense	44.7	34.0
Deferred income tax benefit	(18.7)	(10.3)
Gain on sales of assets	(1.0)	(3.1)
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other accounts receivable	(45.2)	(120.0)
Contract receivables	(34.0)	(11.8)
Inventories	23.3	(272.1)
Prepaid expenses and other assets	35.1	(6.3)
Accounts payable	(48.1)	17.7
Accruals and other liabilities	(12.2)	(41.5)
Net cash provided by operating activities	1,154.2	675.2

Investing activities:
Additions to finance receivables	(1,029.0)	(955.8)
Collections of finance receivables	833.5	826.9
Capital expenditures	(95.0)	(84.2)
Acquisitions of businesses, net of cash acquired	(42.6)	0.5
Disposals of property and equipment	2.7	5.1
Other	(1.4)	1.3
Net cash used by investing activities	(331.8)	(206.2)

Financing activities:
Net increase (decrease) in other short-term borrowings	(1.7)	1.6
Cash dividends paid	(355.6)	(313.1)
Purchases of treasury stock	(294.7)	(198.1)
Proceeds from stock purchase plan and stock option exercises	113.6	55.0
Other	(34.5)	(30.4)
Net cash used by financing activities	(572.9)	(485.0)

Effect of exchange rate changes on cash and cash equivalents	(5.2)	(6.8)
Increase (decrease) in cash and cash equivalents	244.3	(22.8)

Cash and cash equivalents at beginning of year	757.2	780.0
Cash and cash equivalents at end of year	$1,001.5	$757.2

Supplemental cash flow disclosures:
Cash paid for interest	$(44.5)	$(44.7)
Net cash paid for income taxes	(300.9)	(261.2)

Non-GAAP Supplemental Data

The following non-GAAP supplemental data is presented for informational purposes to provide readers with insight into the information used by management for assessing the operating performance of Snap-on Incorporated's (“Snap-on”) non-financial services (“Operations”) and Financial Services businesses.

The supplemental Operations data reflects the results of operations and financial position of Snap-on's tools, diagnostic and equipment products, software and other non-financial services operations with Financial Services presented on the equity method. The supplemental Financial Services data reflects the results of operations and financial position of Snap-on's U.S. and international financial services operations. The financing needs of Financial Services are met through intersegment borrowings and cash generated from Operations; Financial Services is charged interest expense on intersegment borrowings at market rates. Income taxes are charged to Financial Services on the basis of the specific tax attributes generated by the U.S. and international financial services businesses. Transactions between the Operations and Financial Services businesses are eliminated to arrive at the Condensed Consolidated Financial Statements.

SNAP-ON INCORPORATED Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Statements of Earnings (Amounts in millions) (unaudited)

	Operations*		Financial Services
	Fourth Quarter		Fourth Quarter
	2023	2022	2023	2022

Net sales	$1,196.6	$1,155.9	$—	$—
Cost of goods sold	(619.0)	(595.2)	—	—
Gross profit	577.6	560.7	—	—
Operating expenses	(319.7)	(312.7)	—	—
Operating earnings before financial services	257.9	248.0	—	—

Financial services revenue	—	—	97.2	88.3
Financial services expenses	—	—	(29.3)	(24.4)
Operating earnings from financial services	—	—	67.9	63.9

Operating earnings	257.9	248.0	67.9	63.9
Interest expense	(12.5)	(12.1)	—	0.1
Intersegment interest income (expense) – net	16.0	14.8	(16.0)	(14.8)
Other income (expense) – net	17.5	11.8	—	—
Earnings before income taxes and equity earnings	278.9	262.5	51.9	49.2
Income tax expense	(57.8)	(54.7)	(11.7)	(12.5)
Earnings before equity earnings	221.1	207.8	40.2	36.7
Financial services – net earnings attributable to Snap-on	40.2	36.7	—	—
Net earnings	261.3	244.5	40.2	36.7
Net earnings attributable to noncontrolling interests	(6.0)	(5.6)	—	—
Net earnings attributable to Snap-on	$255.3	$238.9	$40.2	$36.7

* Snap-on with Financial Services presented on the equity method.

SNAP-ON INCORPORATED Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Statements of Earnings (Amounts in millions) (unaudited)

	Operations*		Financial Services
	Full Year		Full Year
	2023	2022	2023	2022

Net sales	$4,730.2	$4,492.8	$—	$—
Cost of goods sold	(2,381.1)	(2,311.7)	—	—
Gross profit	2,349.1	2,181.1	—	—
Operating expenses	(1,309.2)	(1,239.9)	—	—
Operating earnings before financial services	1,039.9	941.2	—	—

Financial services revenue	—	—	378.1	349.7
Financial services expenses	—	—	(107.6)	(83.7)
Operating earnings from financial services	—	—	270.5	266.0

Operating earnings	1,039.9	941.2	270.5	266.0
Interest expense	(49.9)	(47.1)	—	—
Intersegment interest income (expense) – net	63.9	59.3	(63.9)	(59.3)
Other income (expense) – net	67.3	42.3	0.2	0.2
Earnings before income taxes and equity earnings	1,121.2	995.7	206.8	206.9
Income tax expense	(241.6)	(215.6)	(51.8)	(53.1)
Earnings before equity earnings	879.6	780.1	155.0	153.8
Financial services – net earnings attributable to Snap-on	155.0	153.8	—	—
Net earnings	1,034.6	933.9	155.0	153.8
Net earnings attributable to noncontrolling interests	(23.5)	(22.2)	—	—
Net earnings attributable to Snap-on	$1,011.1	$911.7	$155.0	$153.8

* Snap-on with Financial Services presented on the equity method.

SNAP-ON INCORPORATED Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Balance Sheets (Amounts in millions) (unaudited)

	Operations*		Financial Services
	Fiscal Year End		Fiscal Year End
	2023	2022	2023	2022
Assets
Cash and cash equivalents	$1,001.3	$757.1	$0.2	$0.1
Intersegment receivables	15.7	13.4	—	—
Trade and other accounts receivable – net	790.6	761.1	0.7	0.6
Finance receivables – net	—	—	594.1	562.2
Contract receivables – net	5.5	5.9	115.3	104.0
Inventories – net	1,005.9	1,033.1	—	—
Prepaid expenses and other assets	143.2	149.2	7.4	5.8
Total current assets	2,962.2	2,719.8	717.7	672.7

Property and equipment – net	536.5	510.7	2.8	1.9
Operating lease right-of-use assets	73.8	60.1	0.9	1.4
Investment in Financial Services	393.9	363.9	—	—
Deferred income tax assets	51.3	48.4	24.7	21.6
Intersegment long-term notes receivable	785.6	635.9	—	—
Long-term finance receivables – net	—	—	1,284.2	1,170.8
Long-term contract receivables – net	8.3	9.6	399.6	374.2
Goodwill	1,097.4	1,045.3	—	—
Other intangible assets – net	268.9	275.6	—	—
Pension assets	130.5	70.6	—	—
Other long-term assets	30.2	27.1	0.1	0.1
Total assets	$6,338.6	$5,767.0	$2,430.0	$2,242.7

Liabilities and Equity
Notes payable	$15.6	$17.2	$—	$—
Accounts payable	236.2	285.8	1.8	1.2
Intersegment payables	—	—	15.7	13.4
Accrued benefits	64.4	58.6	—	—
Accrued compensation	99.9	95.6	3.0	3.0
Franchisee deposits	73.3	73.8	—	—
Other accrued liabilities	432.2	420.8	27.4	25.8
Total current liabilities	921.6	951.8	47.9	43.4

Long-term debt and intersegment long-term debt	—	—	1,970.2	1,819.7
Deferred income tax liabilities	79.2	82.1	—	—
Retiree health care benefits	21.8	23.4	—	—
Pension liabilities	82.3	78.6	—	—
Operating lease liabilities	54.0	43.6	0.6	1.1
Other long-term liabilities	86.3	84.0	17.4	14.6
Total liabilities	1,245.2	1,263.5	2,036.1	1,878.8

Total shareholders' equity attributable to Snap-on	5,071.3	4,481.3	393.9	363.9
Noncontrolling interests	22.1	22.2	—	—
Total equity	5,093.4	4,503.5	393.9	363.9
Total liabilities and equity	$6,338.6	$5,767.0	$2,430.0	$2,242.7

* Snap-on with Financial Services presented on the equity method.

Contacts

Investors:
Sara Verbsky
262/656-4869

Media:
Samuel Bottum
262/656-5793